Exhibit 99.1

DISCOVER ANNOUNCES AGREEMENT IN PRINCIPLE WITH FDIC AND CFPB

REGARDING CERTAIN MARKETING PRACTICES ASSOCIATED WITH CREDIT

PROTECTION PRODUCTS

Riverwoods, IL, Sept. 21, 2012 – Discover Financial Services (NYSE: DFS) today announced that its subsidiary, Discover Bank, has reached an agreement in principle with the Federal Deposit Insurance Corporation (FDIC) and Consumer Financial Protection Bureau (CFPB) to resolve previously disclosed matters related to the marketing of certain credit protection products sold by telephone. The agreement is subject to final approval by both regulatory agencies.

“We have worked hard to earn the loyalty of our cardmembers, and we are committed to marketing our products responsibly,” said David Nelms, chairman and chief executive officer of Discover. “As always, we will continue to strive to deliver the highest standards of customer service and satisfaction.”

The agreement requires the company to provide refunds of approximately $200 million to cardholders who purchased the products by telephone from December 2007 to August 2011 and calls for certain enhancements to the company’s marketing practices. The company will pay an additional $14 million in civil monetary penalties to be split between the FDIC and the CFPB.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America’s cash rewards pioneer, and offers home loans, private student loans, personal loans, online savings accounts, certificates of deposit and money market accounts through its direct banking business. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Media Relations

Jon Drummond

224-405-1888

jondrummond@discover.com

Investor Relations

Bill Franklin

224-405-1902

williamfranklin@discover.com